Exhibit 99.1

RELEASE:	Immediate (October 26, 2006)

CONTACT:	Randall V. Becker, Chief Financial Officer
The Commerce Group, Inc.
(508) 949-4129

The Commerce Group, Inc.
Announces 2006 Third Quarter Results
and Comparison to 2005

WEBSTER, MA, October 26, 2006 -- The Commerce Group, Inc. (NYSE:CGI) today reported 2006 third quarter results. Net earnings were $56.5 million, or $0.83 per diluted share, compared to net earnings of $59.8 million or $0.88 per diluted share for 2005.

Included in the 2006 third quarter results are net realized investment gains of $7.8 million or $0.07 per diluted share, compared to gains of $0.2 million, with no reportable per share effect in the third quarter of 2005. A complete breakdown of this information is included in the attached tables.

Earned premiums were $459.9 million for the third quarter of 2006, compared to $428.3 million for the third quarter of 2005. A schedule of direct written premiums to earned premiums is included in the attached tables.

The third quarter GAAP consolidated combined ratio was 87.6%, compared to 88.1% for 2005. The decrease in the combined ratio was the result of a decrease in the underwriting ratio partially offset by an increase in the loss ratio. The Company’s GAAP consolidated loss ratio for the third quarter of 2006 increased to 59.2% from 56.1% during the same period last year. The increase was the result of a small increase in the current year physical damage claim severity, decreased earned premium per earned exposure as a result of the 2006 mandated rate decrease, coupled with more normal Commonwealth Automobile Reinsurers (C.A.R.) results compared to the same period last year, which were unusually low due to greater than normal C.A.R. loss redundancies. The Company’s GAAP consolidated underwriting ratio decreased to 28.4%, as compared to 32.0% for last year’s third quarter. This decrease was primarily the result of lower accrued agents’ profit sharing, partially offset by higher 2006 policy year mandated Massachusetts personal automobile commissions. A mandated rate decrease for 2006 Massachusetts personal automobile policies enhanced the impact of the higher personal automobile commissions. The decrease in Massachusetts written premium per automobile amounted to approximately 5.4% in the third quarter compared to last year.

In the third quarter, net investment income increased 14.6% over the same period last year to $34.4 million resulting from an increase in both invested assets and investment yields.

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CGI 3Q’06 Earnings Release (page 2 of 7)

Cumulative September 30, 2006 Results

Net earnings for the first nine months of 2006 were $182.1 million, or $2.68 per diluted share, compared to net earnings of $180.4 million or $2.67 per diluted share for 2005.

During the first nine months of 2006, the Company had net realized investment gains of $7.7 million, or $0.07 per diluted share, compared to gains of $20.8 million, or $0.20 per diluted share in the same period of 2005. A complete breakdown of this information is included in the attached tables.

Earned premiums were $1,302.9 million for the nine months of 2006, compared to $1,279.3 million for 2005. A schedule of direct written premiums to earned premiums is included in the attached tables.

The 2006 nine-month GAAP consolidated combined ratio was 87.3%, compared to 88.8% for 2005. The decrease in the combined ratio was the result of a decrease in the loss ratio, partially offset by an increase in the underwriting ratio. The Company’s GAAP consolidated loss ratio for the first nine months of 2006 decreased to 59.8% from 61.8% during the same period last year. The improvement was the result of: (1) decreases in the current year personal automobile bodily injury and physical damage claim frequencies compared to the same period last year; and, (2) continued improvement in the results from C.A.R. due to fewer industry-wide cessions to C.A.R. coupled with lower loss ratios on that business and more favorable C.A.R. reserve development. The Company’s GAAP consolidated underwriting ratio increased to 27.5% for the first nine months of 2006, compared to 27.0% for 2005.

A complete presentation of September 30, 2006 and 2005 financial statement information is included in the financial statements attached to this press release.

Additional supplemental financial information will be available on Friday afternoon on the Company’s Web site at www.commerceinsurance.com, at the “Investors” tab under the “Financial Reports” link.

At September 30, 2006, the Company had authority to purchase 1,716,600 shares of common stock under the current Board of Directors’ stock re-purchase authorization.

All quarterly figures are unaudited and all results are reported in accordance with accounting principles generally accepted in the United States of America (GAAP). Per share data for 2006 and 2005 reflect the impact of the June 9, 2006 two-for-one split of our common stock.

About The Commerce Group, Inc.
The Commerce Group, Inc. is headquartered in Webster, Massachusetts. Property and casualty insurance subsidiaries include The Commerce Insurance Company and Citation Insurance Company in Massachusetts, Commerce West Insurance Company in California, and American Commerce Insurance Company in Ohio. Through its subsidiaries’ combined insurance activities, the Company is ranked as the 19th largest personal automobile insurance group in the country by A.M. Best Company, based on 2005 direct written premium information. The Company and its insurance subsidiaries’ A.M. Best ratings of A+ (Superior) were affirmed during the second quarter.

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CGI 3Q’06 Earnings Release (page 3 of 7)

Forward Looking Statements
This press release may contain statements that are not historical fact and constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.

Statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “estimates,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “may,” “will,” “could,” “likely,” “should,” “management believes,” “we believe,” “we intend,” and similar words or phrases.

These statements may address, among other things, our strategy for growth, business development, regulatory approvals, market position, expenditures, financial results and reserves. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. All forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this press release and in our Forms 10-K and 10-Q, and other documents filed with the SEC. Among the key factors that could cause actual results to differ materially from forward-looking statements:

•	the possibility of severe weather, terrorism and other adverse catastrophic experiences;
•	adverse trends in claim severity or frequency and the uncertainties in estimating property and casualty losses;
•	adverse state and federal regulations and legislation;
•	adverse judicial decisions;
•	adverse changes to the laws, regulations and rules governing the residual market system in Massachusetts;
•	fluctuations in interest rates and the performance of the financial markets in relation to the composition of our investment portfolio;
•	premium rate making decisions for private passenger automobile policies in Massachusetts;
•	potential rate filings;
•	heightened competition;
•	our concentration of business within Massachusetts and within the personal automobile line of business;
•	market disruption in Massachusetts, if competitors exited the market or become insolvent;
•	the cost and availability of reinsurance;
•	our ability to collect on reinsurance and the solvency of our reinsurers;
•	the effectiveness of our reinsurance strategies;
•	telecommunication and information systems problems, including failures to implement information technology projects timely and within budget;
•	our ability to maintain favorable ratings from rating agencies, including A.M. Best, S&P, Moody’s and Fitch;

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CGI 3Q’06 Earnings Release (page 4 of 7)

•	our ability to attract and retain independent agents;
•	our ability to retain our affinity relationships with AAA clubs, especially in Massachusetts;
•	our dependence on a key third party service vendor for our automobile business in Massachusetts;
•	our dependence on our executive officers; and,
•	the economic, market or regulatory conditions and risks associated with entry into new markets and diversification.

You should not place undue reliance on any forward-looking statement. The risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statement made by us or on our behalf. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

(Tables Follow)

CGI 3Q '06 Earnings Release (page 5 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED BALANCE SHEET
September 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Sept. 30	Sept. 30
	2006	2005
Assets:
Investments and cash:
Fixed maturities, at market	$2,088,103	$1,991,574
Preferred stocks, at market	454,487	446,036
Common stocks, at market	116,113	116,776
Preferred stock mutual funds, at equity	133,810	71,330
Mortgage loans and collateral notes receivable	18,405	17,296
Cash and cash equivalents	128,527	27,662
Other investments	45,818	29,090

Total investments and cash	2,985,263	2,699,764

Accrued investment income	23,006	22,076
Premiums receivable	511,578	509,921
Deferred policy acquisition costs	186,032	185,195
Property and equipment, net	67,186	59,397
Residual market receivable	166,259	202,865
Due from reinsurers	49,155	145,832
Deferred income taxes	38,438	51,431
Current income taxes	19,253	6,517
Other assets	42,953	20,068

Total assets	$4,089,123	$3,903,066

Liabilities:
Unpaid losses and LAE	$957,043	$1,000,997
Unearned premiums	985,989	1,002,710
Bonds payable	298,538	298,337
Deferred income	10,864	9,845
Accrued agents' profit sharing	197,752	153,561
Other liabilities and accrued expenses	155,262	172,364

Total liabilities	2,605,448	2,637,814

Minority interest	6,723	5,742

Stockholders' equity:
Preferred stock	-	-
Common stock	40,964	20,458
Paid-in capital	135,033	148,130
Net accumulated other comprehensive income (loss)	18,849	(1,676)
Retained earnings	1,496,515	1,312,814

Stockholders' equity before treasury stock	1,691,361	1,479,726

Treasury stock	(214,409)	(220,216)

Total stockholders' equity	1,476,952	1,259,510

Total liabilities, minority interest and stockholders' equity	$4,089,123	$3,903,066

Common shares outstanding	67,785,768	67,306,404

Stockholders' equity per share	$21.79	$18.71

CGI 3Q '06 Earnings Release (page 6 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
CONSOLIDATED STATEMENT OF EARNINGS
Three and Nine Months Ended September 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues:
Earned premiums	$459,948	$428,297	$1,302,889	$1,279,291
Net investment income	34,417	30,040	104,065	90,360
Premium finance and service fees	7,282	7,199	21,353	21,459
Net realized investment gains	7,830	196	7,665	20,800

TOTAL REVENUES	509,477	465,732	1,435,972	1,411,910

Expenses:
Losses and LAE	272,486	240,279	778,852	790,174
Policy acquisition costs	151,836	134,715	381,494	346,766
Interest expense & amortization of bond fees	4,584	4,584	13,746	13,711

TOTAL EXPENSES	428,906	379,578	1,174,092	1,150,651

Earnings before income taxes and minority interest	80,571	86,154	261,880	261,259

Income taxes	23,819	26,084	79,088	80,146

Earnings before minority interest	56,752	60,070	182,792	181,113

Minority interest in net earnings of subsidiary	(217)	(240)	(683)	(683)

NET EARNINGS	$56,535	$59,830	$182,109	$180,430

COMPREHENSIVE INCOME	$104,925	$45,029	$207,768	$162,351

EARNINGS PER COMMON SHARE:
BASIC	$0.83	$0.89	$2.69	$2.69
DILUTED	$0.83	$0.88	$2.68	$2.67

Cash dividends paid per common share	$0.25	$0.19	$0.725	$0.545

Weighted average shares outstanding:
BASIC	67,754,791	67,262,180	67,675,649	67,126,326
DILUTED	68,182,710	67,751,592	68,036,253	67,686,084

CGI 3Q '06 Earnings Release (page 7 of 7)

THE COMMERCE GROUP, INC. (NYSE - CGI)
ADDITIONAL EARNINGS INFORMATION
Three and Nine Months Ended September 30, 2006 and 2005
(Thousands of Dollars, Except Per Share Data)
Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
ADDITIONAL EARNINGS INFORMATION:

Direct written premiums to earned premiums reconciliation:
Direct written premiums	$479,156	$479,076	$1,444,956	$1,470,088
Assumed premiums	32,645	18,435	78,377	107,679
Ceded premiums	37,776	(76,084)	(94,716)	(211,347)

Net written premiums (1)	549,577	421,427	1,428,617	1,366,420
Decrease (increase) in unearned premiums	(89,629)	6,870	(125,728)	(87,129)

Earned premiums (1)	$459,948	$428,297	$1,302,889	$1,279,291

GAAP consolidated operating ratios: (2)
Loss ratio	59.2%	56.1%	59.8%	61.8%
Underwriting ratio	28.4%	32.0%	27.5%	27.0%
Combined ratio	87.6%	88.1%	87.3%	88.8%

GAAP operating ratios for combined insurance subsidiaries only: (3)
Loss ratio	58.1%	55.5%	58.8%	61.1%
Underwriting ratio	27.6%	31.4%	26.7%	26.4%
Combined ratio	85.7%	86.9%	85.5%	87.5%

Breakdown of net realized investment gains (losses):
Fixed maturities	$(2,433)	$1,882	$(1,317)	$19,899
Preferred stocks	50	1,176	(1,332)	2,182
Common stocks	(460)	(53)	261	911
Preferred stock mutual funds:
Due to increase (decrease) in Net Asset Value	7,700	(1,411)	6,736	1,230
Venture capital funds	4,812	217	6,243	1,826
Other	-	(726)	16	(396)
Other than temporary impairment writedowns	(1,839)	(889)	(2,942)	(4,852)

Net realized investment gains before tax	$7,830	$196	$7,665	$20,800
Income taxes at 35%	2,741	69	2,683	7,280

Net realized investment gains after tax	$5,089	$127	$4,982	$13,520

Per diluted share net realized gains after tax	$0.07	$0.00	$0.07	$0.20

(1)	Net written premiums were favorably impacted by the July 1, 2006 termination of our 75%
other-than-automobile quota share agreement and the resulting return of ceded unearned premium of $77.7 million. The impact on earned premiums for the third quarter is estimated at $33.4 million.

(2)	GAAP consolidated operating ratios are calculated as in (3) below using the combined insurance subsidiaries' loss and underwriting results, adding to them the expenses of the holding companies
(corporate expenses) in order to equal the loss and underwriting expense amounts on the income statement. For purposes of the U/W ratio, underwriting expenses are grossed-up for the increase in deferred acquisition costs of $4,312 and $216 for the three months ended and $11,617 and $21,550 for the nine months ended September 30, 2006 and 2005, respectively.

(3)	GAAP operating ratios for combined insurance subsidiaries are calculated as follows:
(a) The loss ratio represents losses and LAE divided by earned premiums; and,
(b) The underwriting ratio represents underwriting expenses (excluding changes in deferred acquisition costs), divided by net premiums written. No corporate expenses are included in the calculations.